EXHIBIT 99.1

 Non-Cash Charge for Early Refinancing Drives Midas to First Quarter
                        Loss of $0.16 Per Share

    ITASCA, Ill.--(BUSINESS WIRE)--May 6, 2004--Midas, Inc.,
(NYSE:MDS) reported a net loss of $2.6 million--or $0.16 per diluted share--for its first quarter ended April 3, 2004. These results include a pre-tax loss on early extinguishment of debt of $4.7 million--or $0.18 per diluted share, as a result of the early refinancing of its debt in mid-March.

    The $4.7 million charge represents the non-cash write-off of unamortized debt discount and financing fees related to its retired debt. Midas would have produced net income of $0.02 per diluted share for the quarter without the effects of the loss on early extinguishment of debt. This compares to a net loss of $0.43 per diluted share in the first quarter of 2003.

    "We are pleased with our first quarter results," said Alan D. Feldman, Midas' president and chief executive officer. "These results indicate that our plan to transform Midas by exiting parts distribution to focus on the profitable franchising business is working. Midas is on track to continue producing positive operating income."

    "The North American system reported its fourth consecutive quarter of positive comparable shop sales with an increase of 1.2 percent," Feldman said. "We are seeing positive results from the efforts by Midas dealers and the company working together to enhance our market position in brakes and exhaust and to grow the service offering at Midas shops by adding maintenance, tires and a commercial fleet program."

    2004 First Quarter Results

    Sales and revenues for the first quarter of 2004 were $46.9 million, compared to $74.5 million last year. The significant decline is due to the company's withdrawal from the parts distribution business during the second half of 2003. Last year's first quarter revenues included wholesale sales from Midas' 12 regional distribution centers and 77 Parts Warehouse, Inc. (PWI) quick-delivery sites, all of which are now closed.

    Royalties and license fees were $14.5 million in 2004, up from $13.8 million in the first quarter last year. Real estate revenue was $9.1 million this quarter, up slightly from $9.0 million in 2003. The improvements are the result of the increase in comparable store sales, which affects both royalties and rental income.

    Retail sales at Midas' company-operated shops were $8.6 million for the first quarter of this year, compared to $11.7 million in 2003. Midas operated 73 company shops during the first quarter of 2004 compared to an average of 106 during the first quarter last year.

    Replacement part sales and product royalties were $14.1 million for the first quarter of 2004, down from $39.6 million last year. Because of the significant transformation of the Midas system supply chain, revenue comparisons for this part of the business are not meaningful.

    Selling, general and administrative (SG & A) expenses for the quarter were $22.0 million, compared to $37.3 million last year, primarily as a result of exiting the parts distribution business.

    The company produced first quarter operating income of $5.3 million--the first quarterly operating income since the third quarter of 2002. This compares to an operating loss of $5.2 million in the first quarter last year.

    Following the refinancing in March 2004, the company reduced its debt by approximately $9 million, primarily by using cash that was previously held to maintain liquidity under the prior debt agreements.

    Midas' interest expense was $5.1 million for the first quarter as the company operated under its old debt agreements for the majority of the quarter. Midas estimates that interest expense for the remainder of 2004 will be between $2.5 million and $3.0 million per quarter, down more than $2.0 million per quarter from the first quarter of 2004.

    Midas recorded a first quarter tax benefit of $1.6 million, compared to a $4.1 million tax benefit last year. The company does not expect to pay Federal income taxes until the end of the decade because of net operating loss carry forwards generated in the prior year.

    "Midas is a much improved company versus a year ago, with our successful transition out of the parts distribution business, our debt down more than $50 million from the first quarter of 2003, new financing in place with significantly lower interest rates and early signs of profitable growth in retail sales at Midas shops in North America," Feldman said.

    Midas is one of the world's largest providers of automotive service, offering exhaust, brake, steering and suspension services, as well as batteries, climate control and maintenance services at more than 2,600 franchised, licensed and company-owned Midas shops in 19 countries, including nearly 1,900 in the United States and Canada.

    NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2003 annual report on Form 10-K.


                              MIDAS, INC.
                  CONDENSED STATEMENTS OF OPERATIONS
             (In millions, except for earnings per share)
                              (Unaudited)

                                                   For the quarter
                                                 ended fiscal March
                                               -----------------------
                                                  2004         2003
                                               ----------   ----------
                                               (13 Weeks)   (13 Weeks)

Sales and revenues:
  Franchise royalties and license fees           $  14.5      $  13.8
  Real estate revenues                               9.1          9.0
  Company-operated shop retail sales                 8.6         11.7
  Replacement part sales and product royalties      14.1         39.6
  Other                                              0.6          0.4
                                               ----------   ----------
      Total sales and revenues                      46.9         74.5
                                               ----------   ----------
Cost of sales and revenues:
  Real estate cost of revenues                       5.5          5.1
  Company-operated shop cost of sales                1.5          2.6
  Replacement part cost of sales                    10.5         28.1
  Warranty expense                                   2.1          2.9
                                               ----------   ----------
      Total cost of sales and revenues              19.6         38.7
                                               ----------   ----------

      Gross profit                                  27.3         35.8

Selling, general, and administrative expenses       22.0         37.3
Business transformation charges                       --          3.7
                                               ----------   ----------

      Operating income (loss)                        5.3         (5.2)

Interest expense                                    (5.1)        (4.3)
Loss on early extinguishment of debt                (4.7)        (1.4)
Other income, net                                    0.3          0.4
                                               ----------   ----------

      Loss before income tax benefit                (4.2)       (10.5)
Income tax benefit                                  (1.6)        (4.1)
                                               ----------   ----------

      Net loss                                   $  (2.6)     $  (6.4)
                                               ==========   ==========

Loss per share:
  Basic                                          $ (0.16)     $ (0.43)
                                               ==========   ==========
  Diluted                                        $ (0.16)     $ (0.43)
                                               ==========   ==========


Average number of shares:
  Common shares outstanding                         15.3         15.0
  Common stock warrants                              0.3           --
                                               ----------   ----------
  Shares applicable to basic earnings               15.6         15.0
  Equivalent shares on outstanding stock
   options                                            --           --
                                               ----------   ----------
  Shares applicable to diluted earnings             15.6         15.0
                                               ==========   ==========

Capital expenditures                             $   0.3      $   1.0
                                               ==========   ==========


                              MIDAS, INC.
                       CONDENSED BALANCE SHEETS
                             (In millions)


                                                 Fiscal       Fiscal
                                                 March       December
                                                  2004         2003
                                               -----------  ---------
                                               (Unaudited)
Assets:
Current assets:
   Cash and cash equivalents                      $  0.6       $  7.4
   Receivables, net                                 42.5         41.4
   Inventories, net                                 14.5         14.5
   Deferred income taxes                            13.4         13.9
   Other current assets                              7.0          9.9
                                               ----------   ----------
      Total current assets                          78.0         87.1
Property and equipment, net                        128.8        131.7
Intangible assets                                    0.3          0.3
Deferred income taxes                               59.5         56.1
Other assets                                         6.6          8.2
                                               ----------   ----------
      Total assets                                $273.2       $283.4
                                               ==========   ==========

Liabilities and equity:
Current liabilities:
   Current portion of long-term obligations       $ 10.5       $  8.0
   Accounts payable                                 16.9         13.7
   Accrued expenses                                 45.1         47.5
                                               ----------   ----------
      Total current liabilities                     72.5         69.2
Long-term debt                                      74.4         85.2
Obligations under capital leases                     5.8          6.5
Finance lease obligation                            37.4         37.5
Accrued warranty                                    33.5         33.8
Other liabilities                                   14.6         15.1
                                               ----------   ----------
      Total liabilities                            238.2        247.3
                                               ----------   ----------

Shareholders' equity:
 Common stock ($.001 par value, 100 million
  shares authorized, 17.5 million
  shares issued) and paid-in capital                22.7         23.8
   Treasury stock, at cost (2.1 million
    shares and 2.2 million shares)                 (47.2)       (49.6)
   Unamortized restricted stock awards              (0.9)        (1.3)
   Retained income                                  72.2         74.8
   Cumulative other comprehensive loss             (11.8)       (11.6)
                                               ----------   ----------
      Total shareholders' equity                    35.0         36.1
                                               ----------   ----------
      Total liabilities and equity                $273.2       $283.4
                                               ==========   ==========

    CONTACT: Midas, Inc.
             Bob Troyer, 630-438-3016